For Immediate Release: For More Information:

Thursday, May 6, 2004 Julie S. Ryland, (205) 326-8421

Energen Raises 2005 Earnings Guidance to $3.60-$3.80 per Diluted Share

Birmingham, Alabama - Energen Corporation (NYSE: EGN) announced today that, as a result of recent additions to its natural gas and oil hedge position, it is raising its 2005 earnings guidance by 10 cents to a range of $3.60-$3.80 per diluted share.

This guidance includes approximately 35 cents per diluted share for assumed acquisitions of $200 million in both 2004 and 2005. Additionally, the Company's guidance assumes that prices applicable to Energen's unhedged production in 2005 will average $5.25 per thousand cubic feet (Mcf) for gas, $28.00 per barrel for oil, and 46.7 cents per gallon for natural gas liquids (NGL).

"We see the potential for a strong earnings year in 2005, even without acquisitions," said Energen Chairman and Chief Executive Officer Mike Warren. "While we believe that we can continue to acquire oil and gas properties that meet our investment criteria, we plan to be deliberate and disciplined and are pleased that earnings growth is achievable without near-term acquisitions."

New Oil Hedges

Energen's latest hedges are for 240,000 barrels of sour crude at an average NYMEX-equivalent price of $33.15 per barrel. Energen Resources' 2005 oil hedge position now totals 1.14 million barrels (MMBbl) at an average NYMEX-equivalent price of $31.64 per barrel. These volumes represent approximately 33 percent of the Company's estimated 2005 oil production (with or without acquisitions) of 3.5 MMBbl. Energen's oil hedges include 480,000 barrels at an average NYMEX price of $30.63 per barrel and 660,000 barrels of sour crude at an average NYMEX-equivalent price of approximately $32.38 per barrel.

Energen Resources' total natural gas hedge position for 2005 now stands at approximately 17.3 Bcf at a NYMEX-equivalent price of $5.23 per Mcf. These hedges represent approximately 26 percent of the company's estimated 2005 natural gas production (inclusive of estimated production from acquisitions) of 65.8 billion cubic feet (Bcf), and 34 percent of estimated 2005 gas production (excluding estimated production from acquisitions) of 51.2 Bcf. The natural gas hedges include approximately 1.2 Bcf of contracts at a NYMEX price of $3.75 per Mcf, approximately 15.5 Bcf of San Juan Basin-specific contracts at an average NYMEX-equivalent price of $5.33 per Mcf, and 0.6 Bcf of Permian Basin-specific hedges at a NYMEX-equivalent price of $5.62 per Mcf.

Energen Resources also has hedged some 30.2 million gallons (MMgal) of its 2005 NGL production at an average price of 48.5 cents per gallon. This hedge position of approximately 2.5 million gallons per month represents about 43 percent of the Company's estimated 2005 NGL production (inclusive of estimated production from acquisitions) of approximately 71 MMgal, and 47 percent of estimated 2005 NGL production (excluding estimated production from acquisitions ) of approximately 64 MMgal.

Energen Resources estimates that the most significant basis differentials in 2005 will equal approximately 80 cents per Mcf for San Juan Basin gas, 35 cents per Mcf for Permian Basin gas and $2.90 per barrel for Permian Basin sour oil. These assumed basis differentials have been used to calculate the NYMEX-equivalent prices of Energen Resources' basin-specific natural gas and sour oil hedges for 2005.

Energen management said it will continue to closely monitor the commodity price environment and is prepared to enter into additional 2005 hedges in keeping with its past practice.

Earnings Sensitivities to Changing Commodity Prices

The largest influences on Energen's financial results typically are the commodity prices applicable to the company's unhedged production. Given Energen Resources' current hedge position for 2005 and assumed prices for its unhedged production (excluding volumes from unidentified acquisitions), Energen's earnings' sensitivities to commodity price changes are as follows:

Relative to the company's unhedged volumes in 2005 (excluding production from unidentified acquisitions):

  Every 10-cent change in the average NYMEX price of gas from $5.25 per Mcf is estimated to have a net income impact of approximately $1,500,000 (4 cents per diluted share).

  Every $1.00 change in the average NYMEX price of oil from $28.00 per barrel is estimated to have a net income impact of approximately $1,200,000 (3 cents per diluted share).

  Every 1-cent change in average price of NGL from 46.7 cents per gallon is estimated to have a net income impact of approximately $165,000 (0.4 cents per diluted share).

Price-related events such as substantial basis differential changes could cause earnings sensitivities to be materially different from those outlined above.

Energen Corporation is a diversified energy holding company with headquarters in Birmingham, Alabama. Its two lines of business are the acquisition and development of natural gas, oil and natural gas liquids onshore in North America and natural gas distribution in central and north Alabama. Additional information on Energen is available at www.energen.com.

FORWARD-LOOKING STATEMENTS

This release contains statements expressing expectations of future plans, objectives and performance that constitute forward-looking statements made pursuant to the Safe Harbor provision of the Private Securities Litigation Reform Act of 1995. Except as otherwise disclosed, the Company's forward-looking statements do not reflect the impact of possible or pending acquisitions, divestitures or restructurings. We undertake no obligation to correct or update any forward-looking statements, whether as a result of new information, future events or otherwise. All statements based on future expectations rather than on historical facts are forward-looking statements that are dependent on certain events, risks and uncertainties that could cause actual results to differ materially from those anticipated. In addition, the Company cannot guarantee the absence of errors in input data, calculations and formulas used in its estimates, assumptions and forecasts. A discussion of risks and uncertainties, which could affect future results of Energen and its subsidiaries, is included in the Company's periodic reports filed with the Securities and Exchange Commission.

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